SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 1 OF 18 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                        BEI Medical Systems Company, Inc.
                                (Name of Issuer)


                         Common Stock, $0.001 par value
                         (Title of Class of Securities)


                                    05538E109
                                 (CUSIP Number)

                               September 27, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 2 OF 18 PAGES



--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Arthur G. Altschul, Jr.
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY           -------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               984,090 shares of Common Stock (See Item 4(a))
        WITH:            -------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                         -------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            984,090 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 984,090 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 9.49% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 3 OF 18 PAGES

--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Altschul Investment Group
                 13-3453641
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               50,000 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                             50,000 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  50,000 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.51% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 4 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Overbrook Fund I, LLC
                 13-3954333
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York

--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY          --------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               133,334 shares of Common Stock (See Item 4(a))
        WITH:           --------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                        --------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            133,334 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  133,334 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 1.34% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 5 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Siri von Reis
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY          --------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               11,700 shares of Common Stock (See Item 4(a))
        WITH:           --------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                        --------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            11,700 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,700 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 less than 1% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 6 OF 18 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               483,085 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            483,085 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  483,085 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.80% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 7 OF 18 PAGES

--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund (Institutional), LLC
                 13-4040413
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               291,168 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            291,168 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  291,168 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 2.92% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO

--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 8 OF 18 PAGES

--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Private Equity Fund, L.P.
                 06-1560400
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               14,803 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            14,803 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  14,803 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 less than 1% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                           PAGE 9 OF 18 PAGES

--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Advisors, LLC
                 13-3940170
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               789,056 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            789,056 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  789,056 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.71% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 10 OF 18 PAGES

--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Management, LLC
                 06-1502204
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               305,971 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            305,971 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  305,971 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.07% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 11 OF 18 PAGES

Item 1(a).        Name of Issuer:

                  BEI Medical Systems Company, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  100 Hollister Road
                  Teterboro, New Jersey  07608

Item 2(a).        Names of Persons Filing:

                  Arthur G. Altschul, Jr. ("Altschul")
                  Altschul Investment Group ("AIG")
                  Overbrook Fund I, LLC ("Overbrook")
                  Siri von Reis ("von Reis")
                  Delta Opportunity Fund, Ltd. ("Delta")
                  Delta Opportunity Fund (Institutional), LLC
                  ("Institutional")
                  Delta Private Equity Fund, L.P. ("Private Equity") Diaz & Altschul Advisors, LLC ("Advisors")
                  Diaz & Altschul Management, LLC ("Management")

Item 2(b).        Address of Principal Business Office:

                  Altschul - 950 Third Avenue, 16th Floor, New York, New York 10022
                  AIG - 122 East 42nd Street, Suite 2500, New York, New
                  York 10168-2500
                  Overbrook - 122 East 42nd Street, Suite 2500, New York,
                  New York 10168-2500
                  von Reis - 122 East 42nd Street, Suite 2500, New York,
                  New York 10168-2500
                  Delta - c/o International Fund Administration, Ltd., 48 Par La Ville Road, Suite 464, Hamilton, HM11, Bermuda
                  Institutional - 950 Third Avenue, 16th Floor, New York, New York 10022
                  Private Equity - 950 Third Avenue, 16th Floor, New York, New York 10022
                  Advisors - 950 Third Avenue, 16th Floor, New York, New York 10022
                  Management - 950 Third Avenue, 16th Floor, New York, New
                  York 10022

Item 2(c).        Place of Organization or Citizenship:

                  Altschul - United States of America
                  AIG - New York
                  Overbrook - New York
                  von Reis - United States of America
                  Delta - British Virgin Islands
                  Institutional - Delaware
                  Private Equity - Delaware
                  Advisors - New York
                  Management - Delaware

Item 2(d).        Title of Class of Securities:

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 12 OF 18 PAGES

                  Common Stock, $0.001 par value per share of the Issuer (the "Common Stock")

 Item 2(e).       CUSIP Number:

                  05538E109

Item 3. This Amendment No. 3 is filed pursuant to Rule 13d-1(c) by Altschul, AIG, Overbrook, von Reis, Delta, Institutional, Private Equity, Advisors and Management.

Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:
                         984,090 shares of Common Stock*

                  (b)    Percent of Class:

                         9.49% (based on 9,785,126 shares of Common Stock outstanding, consisting of 7,714,905 shares of common stock outstanding as of August 1, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 plus an aggregate of 1,952,273 shares of Common Stock issued by the Issuer on September 4, 2001 and an aggregate of 117,948 shares of Common Stock issued by the Issuer on September 24, 2001, a portion of which shares were acquired by certain of the reporting persons).

                  (c)    Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct
                                    the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 984,090 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 984,090 shares of Common Stock*

*Altschul serves as general partner of AIG and as managing member of Overbrook and has a power of attorney granted by von Reis. By reason of such relationships and power, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by AIG, Overbrook and von Reis. Altschul is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Altschul may be deemed to share voting and dispositive power over the shares

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 13 OF 18 PAGES

of Common Stock listed as beneficially owned by Advisors and Management. Altschul disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by AIG, Overbrook, von Reis, Advisors and Management.

Advisors serves as investment advisor to Delta, Institutional and Private Equity. By reason of such relationships, Advisors may be deemed to share voting and dispositive power over the shares of Common Stock owned by Delta, Institutional and Private Equity. Advisors disclaims beneficial ownership of such shares of Common Stock.

Management serves as investment manager to and managing member of Institutional and as general partner of Private Equity. By reason of such relationships, Management may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Institutional and Private Equity. Management disclaims beneficial ownership of such shares of Common Stock.

The shares of Common Stock reported as beneficially owned are held by AIG, Overbrook, von Reis, Delta, Institutional and Private Equity. Altschul, Advisors and Management disclaims beneficial ownership of such shares of Common Stock. AIG, Overbrook, von Reis, Delta, Institutional and Private Equity each disclaims beneficial ownership of shares of Common Stock reported on this Amendment No. 3 as beneficially owned by any other person identified on this Amendment No. 3.

Certain of the shares of Common Stock reported as beneficially owned by Overbrook, Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon conversion of shares of the Series A Convertible Preferred Stock of the Issuer as follows:

Overbrook: 133,334 shares
Delta: 160,000 shares
Institutional: 106,668 shares

Certain of the shares of Common Stock reported as beneficially owned by Delta, Institutional and Private Equity are shares of Common Stock which each such person has the right to acquire upon exercise of warrants as follows:

Delta: 115,978 shares
Institutional: 66,230 shares
Private Equity: 5,313

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 14 OF 18 PAGES

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

     Exhibit III: Joint Filing Agreement, dated as of October 9, 2001, by and among Altschul, AIG, Overbrook, von Reis, Delta, Institutional, Advisors and Management.

                                                                     Exhibit III

                             JOINT FILING AGREEMENT

     This will confirm the agreement by and among the undersigned that the amendment to Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.001 par value, of BEI Medical Systems Company, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of October 8, 2001



                    /s/ Arthur G. Altschul, Jr.
                    _________________________________
                    Arthur G. Altschul, Jr.



                    ALTSCHUL INVESTMENT GROUP

                    By: /s/ Arthur G. Altschul, Jr.

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 15 OF 18 PAGES


                    _________________________________
                    Arthur G. Altschul, Jr.
                    Title: General Partner



                    OVERBROOK FUND I, LLC

                    By: /s/ Arthur G. Altschul, Jr.
                    _________________________________
                    Arthur G. Altschul, Jr.
                    Title: Managing Member



                    /s/ Siri von Reis
                    _________________________________
                    Siri von Reis

                    DELTA OPPORTUNITY FUND, LTD.

                    By:  DIAZ & ALTSCHUL ADVISORS, LLC,
                         as investment advisor

                         By: /s/ Christopher S. Mooney
                         _______________________________
                         Christopher S. Mooney

                         Title: Chief Financial Officer

                    DELTA PRIVATE EQUITY FUND, L.P.

                    By:  DIAZ & ALTSCHUL MANAGEMENT, LLC,
                         General Partner

                         By: /s/ Christopher S. Mooney
                         _______________________________
                         Christopher S. Mooney
                         Title: Chief Financial Officer

                    DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                    By:  DIAZ & ALTSCHUL MANAGEMENT, LLC,
                         as Managing Member

                         By: /s/ Christopher S. Mooney
                         _______________________________
                         Christopher S. Mooney
                         Title: Chief Financial Officer

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 16 OF 18 PAGES

                         DIAZ & ALTSCHUL ADVISORS, LLC

                         By: /s/ Christopher S. Mooney
                         _______________________________
                         Christopher S. Mooney
                         Title: Chief Financial Officer

                         DIAZ & ALTSCHUL MANAGEMENT, LLC

                         By: /s/ Christopher S. Mooney
                         _______________________________
                         Christopher S. Mooney
                         Title: Chief Financial Officer

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 17 OF 18 PAGES

                                    SIGNATURE

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    /s/ Arthur G. Altschul, Jr.
                    ___________________________________
                    Arthur G. Altschul, Jr.



                    ALTSCHUL INVESTMENT GROUP

                    By: /s/ Arthur G. Altschul, Jr.
                    ___________________________________
                    Arthur G. Altschul, Jr.
                    Title: General Partner



                    OVERBROOK FUND I, LLC

                    By: /s/ Arthur G. Altschul, Jr.
                    ___________________________________
                    Arthur G. Altschul, Jr.
                    Title: Managing Member


                    /s/ Siri von Reis

                    ___________________________________
                    Siri von Reis

                    DELTA OPPORTUNITY FUND, LTD.

                    By:  DIAZ & ALTSCHUL ADVISORS, LLC,
                         as investment advisor

                         By: /s/ Christopher S. Mooney
                         __________________________________
                         Christopher S. Mooney
                         Title: Chief Financial Officer

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 18 OF 18 PAGES

                    DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                    By: DIAZ & ALTSCHUL MANAGEMENT, LLC,
                        as Managing Member

                          By: /s/ Christopher S. Mooney
                          ___________________________________
                         Christopher S. Mooney
                         Title: Chief Financial Officer

                    DELTA PRIVATE EQUITY FUND, L.P.

                    By:  DIAZ & ALTSCHUL MANAGEMENT, LLC,
                         General Partner

                         By: /s/ Christopher S. Mooney
                          ___________________________________
                         Christopher S. Mooney
                         Title: Chief Financial Officer

                    DIAZ & ALSCHUL ADVISORS, LLC

                    By: /s/ Christopher S. Mooney
                    ___________________________________
                    Christopher S. Mooney
                    Title: Chief Financial Officer

                    DIAZ & ALTSCHUL MANAGEMENT, LLC

                    By: /s/ Christopher S. Mooney
                    ____________________________________
                    Christopher S. Mooney
                    Title: Chief Financial Officer